Exhibit 10.17

Execution Copy

DEVON ENERGY CORPORATION

SUPPLEMENTAL CONTRIBUTION PLAN

ARTICLE I ESTABLISHMENT AND PURPOSE	1

1.1 Establishment	1
1.2 Purpose	1

ARTICLE II DEFINITIONS	1

2.1 Definitions	1
2.2 Construction	4
2.3 Funding	4

ARTICLE III ELIGIBILITY AND PARTICIPATION	5

3.1 Eligibility and Participation	5

ARTICLE IV COMPANY CONTRIBUTIONS	5

4.1 Company Contributions	5

ARTICLE V PAYMENT OF BENEFITS	5

5.1 Payment Events	5
5.2 Time and Method of Payment	5
5.3 Payment to Specified Employees Upon Separation from Service	6
5.4 Beneficiary Designations	6

ARTICLE VI ACCOUNTS AND INVESTMENT	6

6.1 Participant Accounts	6
6.2 Adjustment of Accounts	6
6.3 Investment of Account	6
6.4 Vesting	7
6.5 Account Statements	7

ARTICLE VII ADMINISTRATION	7

7.1 Administration	7
7.2 Indemnification and Exculpation	7
7.3 Rules of Conduct	7
7.4 Legal, Accounting, Clerical and Other Services	7
7.5 Records of Administration	7
7.6 Expenses	8
7.7 Liability	8
7.8 Claims Review Procedures	8
7.9 Finality of Determinations; Exhaustion of Remedies	9
7.10 Effect of Fiduciary Action	9

ARTICLE VIII GENERAL PROVISIONS	10

8.1 Conditions of Employment Not Affected by Plan	10
8.2 Restrictions on Alienation of Benefits	10
8.3 Information Required of Participants	10
8.4 Tax Consequences Not Guaranteed	10
8.5 Benefits Payable to Incompetents	10
8.6 Severability	10

i

8.7 Tax Withholding	11
8.8 Domestic Relations Orders	11

ARTICLE IX AMENDMENT AND TERMINATION	11

9.1 Amendment and/or Termination	11

ARTICLE X MISCELLANEOUS PROVISIONS	11

10.1 Articles and Section Titles and Headings	11
10.2 Joint Obligations	11
10.3 Governing Law	11

ii

DEVON ENERGY CORPORATION

SUPPLEMENTAL CONTRIBUTION PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Establishment. Devon Energy Corporation, a Delaware corporation (“Company”), established an unfunded, nonqualified deferred compensation plan to be known as the Devon Energy Corporation Supplemental Contribution Plan (the “Plan”) effective December 1, 2007. The Company amended and restated the Plan November 11, 2008 with such amendment and restatement effective on December 1, 2007. The Company further amended the Plan effective January 1, 2009 and hereby amends and restates the Plan effective January 1, 2012 to incorporate prior amendments and to make certain other clarifying changes.

1.2 Purpose. The Plan is intended to provide the amount of the benefit which could otherwise be earned under the Devon Energy Corporation Incentive Savings Plan (the “Qualified Plan”) but which cannot be contributed due to the limitations imposed by Section 415 of the Code, which limits amounts of contributions that may be allocated annually to a participant under the Qualified Plan.

1.3 ERISA Status. The Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained solely for the purpose of providing benefits for certain employees in excess of the limitations on contributions and benefits imposed by Section 415 on plans to which that section applies.

ARTICLE II

DEFINITIONS

2.1 Definitions. For purposes of this Plan, the following definitions shall apply.

(a) “Account” means the recordkeeping accounts maintained by the Company to record the payment obligation of the Company to a Participant as determined under the terms of this Plan. The Company may maintain an Account to record the total obligation to the Participant under this Plan and component accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Company as the context requires.

(b) “Affiliate” means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

(c) “Beneficiary” means the person, persons, trust, or other entity designated by a Participant on the beneficiary designation form adopted by the Company to receive benefits, if any, under this Plan at such Participant’s death pursuant to Section 5.2.

(d) “Board” means the Board of Directors of the Company.

(e) “Change of Control Payment Event” shall mean and shall be deemed to have occurred each time any one of the events described in paragraphs (i), (ii), (iii), or (iv) below occurs. For the purpose of this subsection (e), the term “Company” shall mean Devon Energy Corporation and any successor thereto.

(i) The acquisition of stock of the Company by any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations) (a “Person”) if, immediately after such acquisition, such Person owns more than 50% of either (I) the then outstanding shares of common stock of the Company or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control Payment Event: (A) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company. If a Change of Control Payment Event occurs by reason of an acquisition described in this paragraph (i), no additional Change of Control Payment Event shall be deemed to occur under this paragraph (i) by reason of subsequent changes in the holdings of such Person (except if the holdings of such Person are reduced to 50% or below and thereafter increase to more than 50%).

(ii) During a 12-month period, a majority of the individuals who, as of December 1, 2007, constitute the Board (the “Incumbent Board”) are replaced; provided, however, that any individual becoming a director subsequent to December 1, 2007 whose election, appointment or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii) The date a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the combined voting power of the then outstanding voting securities of the Company; provided that, if a Change of Control Payment Event occurs by reason of such acquisition, no additional Change of Control Payment Event shall be deemed to occur under this paragraph (iii) or paragraph (i) by reason of the acquisition of additional control of the Company by the same Person.

(iv) Approval by the shareholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company to a Person; provided that, a transfer of the Company’s assets shall not be treated as a Change of Control Payment Event if the assets are transferred to:

(1) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3) A person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(4) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a Person described in subsection (e)(iv)(3).

Except as otherwise provided in this subsection (e)(iv), a person’s status is determined immediately after the transfer of the assets.

(f)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any Regulations relating thereto.

(g)  “Committee” means the Compensation Committee appointed by the Board of Directors of the Company or a committee established by the Compensation Committee that has been delegated duties related to the Plan.

(h)  “Company Contribution” means the contribution made by the Company for the benefit of the Participant under Article IV of the Plan in any Plan Year.

(i)   “Credited Earnings” means the gains or losses applied to a Participant’s Account pursuant to Section 6.2.

(j)   “Disabled” or “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months. The Committee shall determine whether a Participant is Disabled in accordance with Section 409A of the Code.

(k)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)   “Eligible Employee” means an Employee who is a participant in the Qualified Plan whose Company contribution to the Qualified Plan is limited due to the application of Section 415 of the Code.

(m) “Employer” shall mean the Company and/or any Affiliate that employs the Participants.

(n)  “Participant” means an Eligible Employee who has Company Contributions credited to an Account under this Plan.

(o)  “Plan” means this Devon Energy Corporation Supplemental Contribution Plan.

(p) “Plan-Approved Domestic Relations Order” means a qualified domestic relations order as defined in Section 414(p)(1)(B) of the Code that meets the requirements established by the Committee.

(q) “Plan Year” means the 12-month period beginning on January 1st and ending on December 31st.

(r) “Qualified Plan” means the Devon Energy Corporation Incentive Savings Plan.

(s) “Separation from Service” A Participant incurs a Separation from Service upon termination of employment with the Employer Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Section 409A of the Code.

Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the Employer and the Participant reasonably anticipated that the level of services to be performed by the Participant after a certain date would be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Participant was on a bona fide leave of absence.

A Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Participant’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.1(m) of the Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

(t) “Specified Employee” means those employees of the Company who are determined by the Committee to be a “specified employee” in accordance with Section 409A of the Code and the regulations promulgated thereunder and the Devon Energy Corporation Specified Employee Policy.

2.2 Construction. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

2.3 Funding. The benefits described in this Plan are contractual obligations of the Employers to pay compensation for services, and shall constitute a liability to the Participants and/or their Beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of the Employers and shall be subject to the general creditors of the Company and the Employer of the Participant. Benefits shall be reflected on the accounting records of the Employers but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits. No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Employer may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between an Employer or the Company and a Participant or any other person. Provided, the Company may establish and/or continue a grantor trust as defined in Section 671 of the Code to provide a source of funding for amounts deferred hereunder. Neither a Participant nor the Beneficiary of a Participant shall acquire any interest hereunder greater than that of an unsecured creditor of the Company or any Affiliate who is the Employer of such Participant.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility and Participation. All determinations as to an employee’s status as an Eligible Employee shall be made by the Committee. The determinations of the Committee shall be final and binding on all employees. Eligible Employees who have received Company Contributions under this Plan shall continue as a Participant as long as there is a balance credited to his or her Account.

ARTICLE IV

COMPANY CONTRIBUTIONS

4.1 Company Contributions. The Company Contribution for a Plan Year will be equal to the amount of Company contributions that would have otherwise been allocated to the Participant under the Qualified Plan but for the application of Section 415 of the Code.

ARTICLE V

PAYMENT OF BENEFITS

5.1 Payment Events. A Participant’s Account shall become payable at the time and in the form described in this Article upon the earlier to occur of the following events: (i) a Participant’s Separation from Service; (ii) a Participant’s Disability; (iii) a Change of Control Payment Event or (iv) the Participant’s death.

5.2 Time and Method of Payment. Time and Method of Payment. Plan Account balances will be paid in the form of a single lump sum payment within 90 days of the Participant’s death or Disability or the occurrence of a Change of Control Payment Event. Plan Account balances will also be paid in the form of a single lump sum payment within 90 days of the date of a Participant’s Separation from Service unless the Participant is a Specified Employee. In the event the Participant is a Specified Employee, payment shall be made in the form of a single lump sum payment within 90 days of the first business day of the seventh month following Separation from Service. It is possible that a Participant may be entitled to a Company Contribution for the Plan Year in which the payment event occurs but such amount, if any, will not be determinable until the Plan Year immediately following the Plan Year in which the payment event occurred. Therefore, to the extent the Participant is entitled to a Company Contribution that is attributable to the Plan Year in which a payment event occurs, such amount shall be paid in a lump sum by December 31 of the Plan Year immediately following the Plan Year in which the payment event occurred.

5.3 Payment to Specified Employees Upon Separation from Service. In no event shall a Specified Employee receive a payment under this Plan following a Separation from Service prior to the first business day of the seventh month following the date of Separation from Service.

5.4 Beneficiary Designations. A Participant shall designate on a beneficiary designation form a Beneficiary who, upon the Participant’s death, will receive payments that otherwise would have been paid to him under the Plan. All Beneficiary designations shall be in writing. Any such designation shall be effective only if and when delivered to the Committee during the lifetime of the Participant. A Participant may change a Beneficiary or Beneficiaries by filing a new beneficiary designation form. The latest beneficiary designation form shall apply to the combined Accounts and subaccounts of the Participant. If a Beneficiary of a Participant predeceases the Participant, the designation of such Beneficiary shall be void. If a Beneficiary to whom benefits under the Plan remain unpaid dies after the Participant and the Participant failed to specify a contingent Beneficiary on the appropriate beneficiary designation form, the remainder of such death benefit payments shall be paid to such Beneficiary’s estate. If a Participant fails to designate a Beneficiary with respect to any death benefit payments or if such designation is ineffective, in whole or in part, any payment that otherwise would have been paid to such Participant shall be paid to the Participant’s estate.

ARTICLE VI

ACCOUNTS AND INVESTMENT

6.1 Participant Accounts. The Committee shall maintain, or cause to be maintained, a bookkeeping Account for each Participant for the purpose of accounting for the Participant’s interest under the Plan.

6.2 Adjustment of Accounts. Each Participant’s Account shall be adjusted to reflect all Company Contributions credited to the Participant’s Account, all positive or negative Credited Earnings credited or debited to the Participant’s Account as provided by Section 6.3, and all benefit payments charged to the Participant’s Account. Company Contributions shall be credited to a Participant’s Account and shall be subject to the vesting requirements described in Section 6.4. Credited Earnings and other earnings shall be credited to Participant Accounts pursuant to the performance of the investments held for the benefit of the Participant. Charges to a Participant’s Account to reflect benefit payments shall be made as of the date of any such payment and charged to the applicable subaccount within such Account. As of any relevant date, the balance standing to the credit of a Participant’s Account, and each separate subaccount comprising such Account, shall be the respective balance in such Account and the component subaccounts as of the close of business on such date after all applicable credits, debits and charges have been posted.

6.3 Investment of Account. The Committee will offer more than one benchmark fund as a deemed investment alternative. The benchmark funds offered will be determined in the sole discretion of the Committee. Each Participant may select among the different benchmark funds offered. The deemed investments in benchmark funds are only for the purpose of determining the Company’s payment obligation under the Plan. A Participant who has a choice of more than one such benchmark fund may, as frequently as daily, modify his election of benchmark funds through a procedure designated by the Committee. Such modification will be in accordance with rules and procedures adopted by the Committee.

6.4 Vesting. A Participant shall become vested in Company Contributions and Credited Earnings thereon as such Participant would be vested pursuant to the terms of the Qualified Plan.

6.5 Account Statements. The Committee shall provide each Participant with a statement of the status of the Participant’s Account under the Plan. The Committee shall provide such statement annually or at such other times as the Committee may determine. Annual statements shall be in the format prescribed by the Committee.

ARTICLE VII

ADMINISTRATION

7.1 Administration. The Plan shall be administered, construed and interpreted by the Committee. The Committee shall have the sole authority and discretion to determine eligibility and to construe the terms of the Plan. The determinations by the Committee as to any disputed questions arising under the Plan, including the Eligible Employees who are eligible to be Participants in the Plan and the amounts of their benefits under the Plan, and the construction and interpretation by the Committee of any provision of the Plan, shall be final, conclusive and binding upon all persons including Participants, their beneficiaries, the Company, its stockholders and employees and the Employers.

7.2 Indemnification and Exculpation. The members of the Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

7.3 Rules of Conduct. The Committee shall adopt such rules for the conduct of its business and the administration of this Plan as it considers desirable, provided they do not conflict with the provisions of this Plan.

7.4 Legal, Accounting, Clerical and Other Services. The Committee may authorize one or more if its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. The Company shall pay all expenses of the Committee.

7.5 Records of Administration. The Committee shall keep records reflecting the administration of this Plan which shall be subject to audit by the Company.

7.6 Expenses. The expenses of administering the Plan shall be borne by the Company.

7.7 Liability. No member of the Board of Directors or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Company or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

7.8 Claims Review Procedures. The following claim procedures shall apply until such time as a Change of Control Payment Event has occurred. During the 24-month period following a Change of Control Payment Event, these procedures shall apply only to the extent the claimant requests their application. After the expiration of the 24-month period following a Change of Control Payment Event, then, these procedures shall again apply until the occurrence of a subsequent Change of Control Payment Event.

(a) Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than 90 days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period. In no event shall the extension exceed a period of 90 days after the expiration of the initial 90-day period. The notice of the denial shall contain the following information written in a manner that may be understood by a claimant:

(i)   The specific reasons for the denial;

(ii)  Specific reference to pertinent Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;

(iv) An explanation that a full and fair review by the Committee of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Committee within 60 days after the notice of the denial is received; and

(v)   If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in Section 7.8(a)(iv).

(b) Decisions After Review. The decision of the Committee with respect to the review of the denial shall be made promptly and in writing, but not later than 60 days after the Committee receives the request for the review. However, if special circumstances require an extension of time, a decision shall be rendered not later than 120 days after the receipt of the request for review. A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(c) Other Procedures. Notwithstanding the foregoing, the Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.

7.9   Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 7.8 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under Section 7.8. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. This Section shall have no application during the 24-month period following a Change of Control Payment Event as to a claim which is first asserted or first denied after the Change of Control Payment Event and, as to such a claim, the de novo standard of judicial review shall apply. After the expiration of the 24-month period following a Change of Control Payment Event, then, this Section shall again apply until the occurrence of a subsequent Change of Control Payment Event.

7.10 Effect of Fiduciary Action. The Plan shall be interpreted by the Committee and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings. However, the Committee and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. Except as stated in Section 7 9, the validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee or any Plan fiduciary has been granted discretionary authority under the Plan, the Committee’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in it sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for Board of Directors’ approval, may amend the Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee or by any Plan fiduciaries. All actions taken and all determinations made in good faith by the Committee or by Plan fiduciaries shall be final and binding upon all persons claiming any interest in or under the Plan. This Section shall not apply to fiduciary or Committee actions or interpretations which take place or are made during the 24-month period following a Change of Control Payment Event. After the expiration of the 24-month period following a Change of Control Payment Event, then, this Section shall again apply until the occurrence of a subsequent Change of Control Payment Event.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Conditions of Employment Not Affected by Plan. The establishment and maintenance of the Plan shall not be construed as conferring any legal rights upon any Participant to the continuation of employment with the Company, nor shall the Plan interfere with the rights of the Company to discharge any Participant with or without cause.

8.2 Restrictions on Alienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant’s Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit shall cease and terminate.

8.3 Information Required of Participants. Payment of benefits shall begin as of the payment date(s) provided in this Plan and no formal claim shall be required therefor; provided, in the interest of orderly administration of the Plan, the Committee may make reasonable requests of Participants and Beneficiaries to furnish information which is reasonably necessary and appropriate to the orderly administration of the Plan, and, to that limited extent, payments under the Plan are conditioned upon the Participants and Beneficiaries promptly furnishing true, full and complete information as the Committee may reasonably request.

8.4 Tax Consequences Not Guaranteed. The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Company shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss).

8.5 Benefits Payable to Incompetents. Any benefits payable hereunder to a minor or person under legal disability may be made, at the discretion of the Committee, (i) directly to the said person, or (ii) to a parent, spouse, relative by blood or marriage, or the legal representative of said person. The Committee shall not be required to see to the application of any such payment, and the payee’s receipt shall be a full and final discharge of the Committee’s responsibility hereunder.

8.6 Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

8.7   Tax Withholding. The Employer may withhold from a payment or accrued benefit or from the Eligible Employee’s other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment or accrued benefit and such sums as the Employer may reasonably estimate as necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.

8.8   Domestic Relations Orders. The Committee shall establish procedures for determining whether an order directed to the Plan is a Plan-Approved Domestic Relations Order. If the Committee determines that an order is a Plan-Approved Domestic Relations Order, the Committee shall cause the payment of amounts pursuant to or segregate a separate account as provided by (and to prevent any payment or act which might be inconsistent with) the Plan-Approved Domestic Relations Order to the extent permitted by Section 409A of the Code.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1   Amendment and/or Termination. The Committee may amend or modify the Plan at any time and in any manner. Provided, (i) no amendment shall reduce any portion of a Participant’s Account that is vested and (ii) no amendment shall be effective to the extent it results in a violation of 409A of the Code. The Committee may terminate the Plan within the parameters and limitations imposed by Section 409A of the Code.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Articles and Section Titles and Headings. The titles and headings at the beginning of each Article and Section shall not be considered in construing the meaning of any provisions in this Plan.

10.2 Joint Obligations. For purposes of this Plan, the Company and Devon Energy Company, L.P., an Oklahoma limited partnership shall have joint and several liability for all obligations hereunder.

10.3 Governing Law. This Plan is subject to ERISA, but is exempt from most parts of ERISA since it is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. In no event shall any references to ERISA in the Plan be construed to mean that the Plan is subject to any particular provisions of ERISA. The Plan shall be governed and construed in accordance with federal law and the laws of the State of Oklahoma, except to the extent such laws are preempted by ERISA.

*         *         *         *

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by their duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

DEVON ENERGY CORPORATION, a Delaware corporation

By:	/s/ Frank W. Rudolph
Frank W. Rudolph, Executive Vice-President Human Resources